Exhibit 99

REX American Resources Reports Fiscal 2024 First Quarter Net Income Per Share Attributable to REX Common Shareholders of $0.58

Construction phase of carbon capture and compression facility scheduled for completion in July

Announces securing of 100% of rights of way for carbon capture pipeline

▪	Generated $0.58 of net income per share in Fiscal Q1 ‘24, the second best first quarter result in Company history
▪	Reported gross profit of $14.5 million for Fiscal Q1 ‘24, an increase of more than 42% over the same period in Fiscal 2023
▪	Reported net sales and revenue of $161.2 million for Fiscal Q1 ‘24, a decrease of approximately 24% over the same period in Fiscal 2023
▪	Reported consolidated ethanol sales volumes of 74.5 million gallons for Fiscal Q1 ‘24, an increase of approximately 4% over the same period in Fiscal 2023
▪	Reached agreement with 100% of landowners for rights of way for the planned carbon pipeline, which would connect the One Earth Energy carbon capture facility to injection wells; agreements eliminate the need to use eminent domain
▪	Completion of the construction phase of the One Earth Energy carbon capture and compression facility remains scheduled for July

Dayton, OH - Wednesday, May 22, 2024 - REX American Resources Corporation (“REX” or the “Company”) (NYSE: REX), a leading ethanol production company, today announced financial and operational results for the Company’s fiscal first quarter 2024.

REX American Resources’ fiscal first quarter 2024 results principally reflect its interests in six ethanol production facilities. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, while the four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates.

Fiscal First Quarter 2024 Results

For fiscal first quarter 2024, REX reported net sales and revenue of $161.2 million, compared with $212.7 million for fiscal first quarter 2023. The year-over-year net sales and revenue decrease primarily reflects reduced pricing for ethanol and co-products. Fiscal first quarter 2024 gross profit for the Company was $14.5 million, compared with $10.2 million in fiscal first quarter 2023, reflecting decreased corn and natural gas prices and increased production levels. Interest and other income for the first fiscal quarter 2024 was $5.9 million, compared to $2.8 million for first fiscal quarter 2023. These increases led to higher fiscal first quarter 2024 income before income taxes and non-controlling interests of $16.0 million, compared with $8.7 million in the prior year period.

Net income attributable to REX shareholders in fiscal first quarter 2024 was $10.2 million, compared to $5.2 million in fiscal first quarter 2023. Fiscal first quarter 2024 diluted net income per share attributable to REX common shareholders was $0.58, compared to $0.30 per share in fiscal first quarter 2023. Per share results for fiscal first quarters 2024 and 2023 are based on 17,664,000 and 17,439,000 diluted weighted average shares outstanding, respectively.

Update on One Earth Energy Carbon Capture Project

REX has continued to make progress with construction on the capture and compression portion of its One Earth Energy carbon capture and sequestration project. Construction of the capture and compression facility is still expected to be completed in July 2024.

As of April, the Company has secured agreements with landholders for 100% of the necessary rights of way for the planned 6-mile carbon transport pipeline, which would carry captured CO2 from the capture and compression facility to the planned injection wells. Permitting for the carbon transport pipeline is ongoing with the Illinois Commerce Commission.

REX has also secured easements for more than 100% of the subsurface area around the first planned injection well, necessary to allow the Company to sequester all carbon emissions from the One Earth Energy facility over the next 15 years, at a minimum, based on modeling.

The Environmental Protection Agency (EPA) Class VI injection well permitting process is ongoing. Approval of REX’s Class VI injection well application is necessary to begin construction on the sequestration portion of the project and to begin operations.

In addition, REX has also made substantial progress on the expansion of its One Earth Energy ethanol production facility. This initial phase will increase the plant’s production capacity from 150 million to 175 million gallons per year. Once achieved, REX plans to move forward with the further permitting of the facility to produce 200 million gallons per year of ethanol, which the Company expects will require no further capital expenditure.

Through the end of fiscal first quarter 2024, capital expenditures related to the One Earth Energy carbon capture and sequestration project and expansion of ethanol production capacity at the Gibson City location total $78.1 million. The Company is currently budgeting $165-$175 million for this project.

Balance Sheet

At the end of fiscal first quarter 2024 on April 30, 2024, REX had $351.8 million of cash, cash equivalents, and short-term investments available and no bank debt.

Management Commentary

“REX American has continued to turn in industry-leading earnings from our ethanol operations, as well as progressing on our carbon capture and ethanol production expansion projects,” said Zafar Rizvi, REX Chief Executive Officer. “Going forward, we plan to build on these achievements to make REX an even stronger company, with greater opportunity for growth in a decarbonizing economy, as evidenced by the One Earth Energy projects. As I’ve said before, our laser focus is on profitable, sustainable operations, and this remains the most important goal for me and the entire management team.

“The One Earth Energy projects took great steps forward over the past few months. The securing of rights for 100% of the land for our carbon pipeline rights of way, as well as the necessary subsurface easements to allow our first injection well to sequester all the carbon emissions from our One Earth ethanol operations for 15 years, are major achievements, and ones in which we were able to partner with our neighbors. We look forward to continuing these partnerships as we attempt to move toward project completion,” concluded Mr. Rizvi.

Change in Accounting Principles

As previously discussed, during the fiscal quarter ended July 31, 2023 the Company made a change in the method of accounting to begin classifying shipping and handling costs as cost of sales, instead of within selling, general and administrative expenses (SG&A), as historically presented, in order to improve the comparability of gross profit and SG&A reported. The Company has applied a retrospective application of the new accounting policy.

Conference Call Information

REX will host a conference call at 11:00 a.m. ET today to discuss the Company’s quarterly results and will also host a question and answer session. To access the conference call, interested parties may dial (877) 269-7751 (US) or (201) 389-0908 (international). Participants can also view an updated presentation, as well as listen to a live webcast of the call by going to the Investors section on the REX website at www.rexamerican.com. A replay will be available shortly after the live conference call and can be accessed by dialing (844) 512-2921 (US) or (412) 317-6671 (international). The passcode for the replay is 13746658. The replay will be available for 30 days after the call.

About REX American Resources Corporation
REX American Resources Corporation has interests in six ethanol production facilities, which in aggregate have production capacity totaling approximately 730 million gallons per year. REX’s effective ownership of annual volumes is approximately 300 million gallons. Further information about REX is available at www.rexamerican.com.

Forward-Looking Statements

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the effect of pandemics such as COVID-19 on the Company’s business operations, including impacts on supplies, demand, personnel and other factors, the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, distillers corn oil, commodity market risk, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, logistical interruptions, success in permitting and developing the planned carbon sequestration facility near the One Earth Energy ethanol plant, changes in the international, national or regional economies, the impact of inflation, the ability to attract employees, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Investor Contacts

Douglas Bruggeman
Chief Financial Officer

Caldwell Bailey
ICR, Inc.
rexamerican@icrinc.com

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended
	April 30,
	2024	2023
Net sales and revenue	$161,231	$212,714
Cost of sales	146,780	202,548
Gross profit	14,451	10,166
Selling, general and administrative expenses	(6,111)	(5,769)
Equity in income of unconsolidated ethanol affiliates	1,718	1,490
Interest and other income, net	5,905	2,801
Income before income taxes and noncontrolling interests	15,963	8,688
Provision for income taxes	(3,690)	(1,988)
Net Income	12,273	6,700
Net Income attributable to noncontrolling interests	(2,082)	(1,464)
Net income attributable to REX common shareholders	$10,191	$5,236

Weighted average shares outstanding – basic	17,546	17,439

Basic net income per share attributable to REX common shareholders	$0.58	$0.30

Weighted average shares outstanding – diluted	17,664	17,439

Diluted net income per share attributable to REX common shareholders	$0.58	$0.30

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

Unaudited

	April 30,	January 31,
	2024	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$231,200	$223,397
Short-term investments	120,564	155,260
Accounts receivable	21,535	23,185
Inventory	27,100	26,984
Refundable income taxes	4,586	5,728
Prepaid expenses and other	16,628	17,549
Total current assets	421,613	452,103
Property and equipment, net	179,024	155,587
Operating lease right-of-use assets	11,561	13,038
Other assets	22,167	9,138
Equity method investment	36,654	34,936
TOTAL ASSETS	$671,019	$664,802
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$43,216	$42,073
Current operating lease liabilities	3,724	4,469
Accrued expenses and other current liabilities	15,760	19,717
Total current liabilities	62,700	66,259
LONG-TERM LIABILITIES:
Deferred taxes	1,598	1,598
Long-term operating lease liabilities	7,729	8,378
Other long-term liabilities	593	970
Total long-term liabilities	9,920	10,946
EQUITY:
REX shareholders’ equity:
Common stock	299	299
Paid-in capital	4,064	3,769
Retained earnings	711,952	701,761
Treasury stock	(191,848)	(191,911)
Total REX shareholders’ equity	524,467	513,918
Noncontrolling interests	73,932	73,679
Total equity	598,399	587,597
TOTAL LIABILITIES AND EQUITY	$671,019	$664,802

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Three Months Ended
	April 30,	April 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income including noncontrolling interest	$12,273	$6,700
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	4,414	4,420
Amortization of operating lease right-of-use assets	1,478	1,334
Income from equity method investments	(1,718)	(1,490)
Interest income from investments	(1,816)	(2,052)
Deferred income taxes	2,479	1,342
Stock based compensation expense	716	612
Gain on sale of property and equipment – net	-	(10)
Changes in assets and liabilities:
Accounts receivable	1,650	(4,055)
Inventories	(116)	7,445
Refundable income taxes	1,142	(2,021)
Other assets	(3,797)	(6,167)
Accounts payable – trade	(12,733)	(16,066)
Other liabilities	(6,235)	(3,998)
Net cash used in operating activities	(2,263)	(14,006)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(24,832)	(4,199)
Purchase of short-term investments	(84,978)	(102,348)
Maturity of short-term investments	121,490	127,588
Deposits	215	(9)
Proceeds from sale of real estate and property and equipment	-	10
Net cash provided by investing activities:	11,895	21,042
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments to noncontrolling interests holders	(1,829)	(716)
Net cash used in financing activities	(1,829)	(716)

NET INCREASE IN CASH AND CASH EQUIVALENTS	7,803	6,320
CASH AND CASH EQUIVALENTS – Beginning of period	223,397	71,347
CASH AND CASH EQUIVALENTS– End of period	$231,200	$77,667

Non-cash financing activities – Stock awards accrued	$358	$189
Non-cash investing activities – Accrued capital expenditures	$3,938	$274
Prepaid lease payment, prior to lease commencement	$15,600	$-
Right-of-use assets acquired and liabilities incurred upon lease execution	$-	$97

The following table summarizes the impact of the Company’s
retrospective change in accounting principle:

	Three Months Ended
	April 30, 2023

	As Previously Reported	Effect of Change	As Currently Reported
Cost of Sales	$197,685	$4,863	$202,548

Gross Profit	$15,029	$(4,863)	$10,166

Selling, general and administrative expenses	$(10,632)	$4,863	$(5,769)

Source: REX American Resources Corporation